SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 1, 2006 (February 23, 2006)
RED LION HOTELS CORPORATION
(Exact Name of Registrant as Specified in Charter)

Washington (State or Other Jurisdiction of Incorporation)	001-13957 (Commission file number)	91-1032187 (I.R.S. Employer Identification No.)
201 W. North River Drive
Suite 100
Spokane, Washington 99201
(Address of Principal Executive Offices, Zip Code)
(509) 459-6100
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
2005 Bonuses for Named Executive Officers
On February 23, 2006, pursuant to the Company’s Executive Officers Variable Pay Plan, effective January 1, 2005 (the “Variable Pay Plan”), the Compensation Committee of the Company’s Board of Directors approved the following variable pay for named executive officers for performance during 2005 in accordance with the goals previously set under the Variable Pay Plan for 2005:
Arthur Coffey, President and Chief Executive Officer, $148,617; Anupam Narayan, Executive Vice President, Chief Investment Officer and Chief Financial Officer, $67,790; John Taffin, Executive Vice President, Hotel Operations, $51,411; David Bell, Executive Vice President, Development, $23,782; and Thomas McKeirnan, Senior Vice President, General Counsel, $31,630.
2006 Salary Increases for Named Executive Officers
On February 25, 2006, the Compensation Committee approved increasing annual salaries for named executive officers as follows: Mr. Coffey from $325,000 to $357,500; Mr. Narayan from $225,000 to $247,500; Mr. Taffin from $178,500 to $196,735; Mr. Bell from $155,000 to $162,750; and Mr. McKeirnan from $145,000 to $159,500.
2006 Variable Pay Goals for Named Executive Officers
On February 23, 2006, the Compensation Committee specified certain Company and individual performance goals for each of the named executive officers in accordance with the Variable Pay Plan. The target variable pay available to the named executive officers under the Variable Pay Plan for achievement of Company and individual goals in 2006, measured as a percentage of salary, ranges from 30% to 60%. The maximum variable pay available, measured as a percentage of salary, is 100% for Mr. Coffey, 60% for Mr. Narayan, 50% for Mr. Taffin, 50% for Mr. Bell and 36% for Mr. McKeirnan.
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RED LION HOTELS CORPORATION
Dated: March 1, 2006	By:	/s/ Thomas L. McKeirnan
Thomas L. McKeirnan
Senior Vice President, General Counsel and Secretary